EXHIBIT 10.24

GILEAD SCIENCES, INC.
GLOBAL RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
RECITALS
A.    The Board has adopted the Plan for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B.    This Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of shares of Common Stock to Participant thereunder.
C.    All capitalized terms in this Agreement shall have the meaning assigned to them herein and in the attached Appendix.
NOW, THEREFORE, the Company hereby awards Restricted Stock Units to Participant upon the following terms and conditions:
1.Grant of Restricted Stock Units. The Company hereby awards to Participant, as of the Award Date indicated below, Restricted Stock Units under the Plan. Each Restricted Stock Unit that vests hereunder will entitle Participant to receive one share of Common Stock on the specified issuance date for that unit. The number of Shares subject to the awarded Restricted Stock Units, the applicable vesting schedule for those Shares, the dates on which those vested Shares shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.
AWARD SUMMARY

Participant:
Award Date:
Number of Shares Subject to Award:	shares of Common Stock (the “Shares”)
Vesting Schedule:	The Shares have a four-year vesting schedule. 25% vest on the first anniversary of the Award Date. The balance will vest 6.25% quarterly thereafter until fully vested. However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or 5 of this Agreement.
Issuance Schedule	The Shares in which Participant vests in accordance with the Normal Vesting Schedule shall become issuable pursuant to the Plan on the applicable annual vesting date, subject to the Company’s collection of the applicable Withholding Taxes. In no event will the Shares in which Participant so vests be issued after the later of (i) the close of the calendar year in which the Shares vest pursuant to the Normal Vesting Schedule or (ii) the fifteenth (15th) day of the third (3rd) calendar month following such vesting date. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement.

2.Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares or pledge or otherwise hedge the sale of those Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the underlying Shares. However, any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance.
3.Cessation of Service.
(a)Except as otherwise provided in this Paragraph 3 or in Paragraph 5 below, should Participant cease Continuous Service for any reason prior to vesting in one or more Shares pursuant to the Normal Vesting Schedule, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
(b)Should Participant (i) cease Continuous Service at least twelve (12) months following the Award Date and (ii) (1) after attaining age 55 and completing at least ten (10) years of Continuous Service or (2) after attaining age 65, then Participant shall continue to vest in unvested Shares granted hereunder in accordance with the Normal Vesting Schedule as if such Participant had remained in Continuous Service. If Participant, as of December 31, 2018, (x) was in Salary Grade 35 or above, (y) had completed at least three (3) years of Continuous Service, and (z) the sum of Participant’s attained age and completed years of Continuous Service equals or exceeds seventy (70) years, he or she shall be deemed to satisfy the requirements of subparagraph (b)(ii). Any Shares which vest pursuant to this Subparagraph shall be issuable as set forth in Paragraph 1 above. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Participant’s jurisdiction that would likely result in the favorable treatment applicable to the Award pursuant to this subparagraph (b) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable treatment at the time of Participant’s cessation of Continuous Service, and the Award will be treated as set forth in Subparagraph 3(a). Furthermore, if Participant is located in Australia, Hong Kong, the Netherlands, or Taiwan, he or she shall not be eligible for the provisions of this Subparagraph 3(b) and the Award will be treated as set forth in the Subparagraph 3(a).
(c)Notwithstanding any other provision hereof, should Participant’s Continuous Service be terminated for Cause (or for a reason that is comparable to termination for Cause under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), or should Participant engage in any other conduct, while in Continuous Service or following cessation of Continuous Service, that is materially detrimental to the business or affairs of the Company (or any Related Entity), as determined in the sole discretion of the Administrator, then this Award will be immediately cancelled with respect to all Shares, whether or not vested at the time. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.Stockholder Rights and Dividend Equivalents.
(a)The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.
(b)Notwithstanding the foregoing, if and to the extent that this Award is outstanding on the record date for any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities (other than Common Stock) or other property, and one or more Shares subject to this Award on such record date have not otherwise vested and been delivered as of the payment date for such dividend or distribution and do not otherwise receive such dividend or distribution (i.e., those Shares are not otherwise treated as issued and outstanding for purposes of entitlement to the dividend or distribution pursuant to state law, the terms of such distribution or otherwise), then a special book account shall be established for Participant and credited with a phantom dividend that is equivalent to the actual dividend or distribution which would have been paid on such Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As such Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall vest, and those vested dividend equivalents shall be distributed to Participant (in the form of additional Shares or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate and correspondingly as such Shares are forfeited or cancelled under this Award the phantom dividend equivalents so credited to those Shares in the book account shall be forfeited or cancelled. Each such distribution of dividend equivalent amounts shall be subject to the Company’s collection of any Withholding Taxes applicable to that distribution. The Administrator shall have the sole discretion to determine the dollar value of any dividend or distribution paid other than in the form of cash, and its determination shall be controlling. No dividend equivalent amount shall be paid or distributed on shares of Common Stock under this Award that are forfeited or that otherwise do not vest and are not issued or issuable under this Award.
(c)Should Participant cease Continuous Service without vesting in one or more of the Shares subject to this Award (including any Shares which do not or will not otherwise vest after taking into account any applicable vesting acceleration or continuation provisions set forth in Paragraph 3 or 5 of this Agreement), then the phantom dividend equivalents credited to those unvested Shares shall be cancelled, and Participant shall thereupon cease to have any further right or entitlement to those cancelled amounts.
5.Change in Control.
(a)Any Restricted Stock Units subject to this Award at the time of a Change in Control may be (i) assumed or otherwise continued in full force and effect by the surviving corporation, (ii) replaced with an economically-equivalent substitute award or (iii) replaced with a cash retention program of the successor corporation that is in a dollar amount equal to the Fair Market Value of the Shares underlying those Restricted Stock Units (as measured immediately prior to the Change in Control) and provides for the subsequent vesting and payout of that dollar amount in accordance with the same vesting and issuance provisions that would otherwise be in effect for those Shares in the absence of the Change in Control. In the event of such assumption or continuation of the Award or such replacement of the Award with an economically-equivalent award or cash retention program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control. Notwithstanding the foregoing, no such cash retention program shall be established for the Restricted Stock Units subject to this Award to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.
(b)In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares underlying those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time and with the approval of the Administrator, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange.
(c)Any Restricted Stock Units which are to be assumed or otherwise continued in effect in connection with the Change in Control or are to be replaced with an economically equivalent award or cash retention program in accordance with Paragraph 5(a) shall be subject to accelerated vesting in accordance with the following provision:
        If Participant’s Employee status is unilaterally terminated as a result of an involuntary termination (other than for death or Permanent Disability) without Cause, or if Participant resigns from such Employee status due to a Constructive Termination, at any time during the period beginning with the execution date of the definitive agreement for that Change in Control transaction and ending with the earlier of (i) the termination of that definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control, then Participant shall immediately vest in all the unvested Shares (or any replacement securities or cash proceeds) at the time subject to this Award. The Shares (or any replacement securities or cash proceeds) that vest pursuant to this Paragraph 5(c) shall be issued or distributed on the date of Participant’s Separation from Service in connection with such termination of Employee status or as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from

Service. The applicable Withholding Taxes with respect to such issuance shall be collected in accordance with Paragraph 7 of this Agreement.
(d)If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect in connection with the Change in Control or are not replaced with an economically equivalent award or cash incentive program in accordance with Paragraph 5(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive for each such Share the same consideration per Share payable to the other stockholders of the Company in consummation of that Change in Control, and such consideration per Share shall be distributed to Participant upon the tenth (10th) business day following the earliest to occur of (i) the date the Share would have otherwise vested and been issued pursuant to the Vesting and Issuance Schedules set forth in Paragraph 1 in the absence of such Change in Control, (ii) the date of Participant’s Separation from Service, or (iii) the first date following a Qualifying Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A. Such distribution shall be subject to the Company’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.
(e)This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
6.Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change. In making such adjustments, the Administrator shall take into account any amounts to be credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Administrator shall be final, binding and conclusive. In the event of a Change in Control, the provisions of Paragraph 5 shall be controlling.
7.Issuance of Shares or Other Amounts.
(a)On or after each date on which one or more Shares are to be issued in accordance with the express provisions of this Agreement, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for those Shares and shall concurrently distribute to Participant any phantom dividend equivalents with respect to those Shares (in the form of additional Shares or in such other form as the Administrator deems appropriate under the circumstances), subject in each instance to the Company’s collection of the applicable Withholding Taxes.
(b)Participant acknowledges that, regardless of any action the Company and/or the Employer take with respect to any or all Withholding Taxes related to Participant’s participation in the Plan and legally applicable to Participant, the ultimate liability for all Withholding Taxes is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the issuance of Shares (or other property) upon settlement of the Award, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or phantom dividend equivalents; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if Participant has become subject to Withholding Taxes in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(c)The Company shall collect, and Participant hereby authorizes the Company to collect, the Withholding Taxes with respect to the Shares issued under this Agreement (including Shares issued in settlement of phantom dividend equivalents) through an automatic Share withholding procedure pursuant to which the Company will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes, unless such Share Withholding Method is not permissible or advisable under local law or until the Company otherwise decides to no longer utilize the Share Withholding Method and provides Participants with a corresponding notice.
(d)If the Share Withholding Method is to be utilized for the collection of Withholding Taxes, then the Company shall withhold the number of otherwise issuable Shares necessary to satisfy the applicable Withholding Taxes based on the applicable minimum statutory rate or other applicable withholding rate, including maximum applicable rates, as determined by the Company in its sole discretion. If the maximum rate is used, any over-withheld amount will be refunded to Participant in cash by the Company or Employer (with no entitlement to the Common Stock equivalent) or if not refunded, Participant may seek a refund from the local tax authorities. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the applicable Withholding Taxes.
(e)The Company shall have sole discretion to determine whether or not the Share Withholding Method shall be utilized for the collection of the applicable Withholding Taxes. Participant shall be notified (in writing or through the Company’s electronic mail system) in the event the Company no longer intends to utilize the Share Withholding

Method. Should any Shares become issuable under the Award (including Shares issued in settlement of phantom dividend equivalents) at a time when the Share Withholding Method is not being utilized by the Company, then the Withholding Taxes shall be collected from Participant through a sale-to-cover transaction authorized by Participant, pursuant to which an immediate open-market sale of a portion of the Shares issued to Participant will be effected, for and on behalf of Participant, by the Company’s designated broker to cover the Withholding Tax liability estimated by the Company to be applicable to such issuance. Participant shall, promptly upon request from the Company, execute (whether manually or through electronic acceptance) an appropriate sales authorization (in form and substance reasonably satisfactory to the Company) that authorizes and directs the broker to effect such open-market, sale-to-cover transactions and remit the sale proceeds, net of brokerage fees and other applicable charges, to the Company in satisfaction of the applicable Withholding Taxes. However, no sale-to-cover transaction shall be effected unless (i) such a sale is at the time permissible under the Company’s insider trading policies governing the sale of Common Stock and (ii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
(f)If the Company determines that such sale-to-cover transaction is not permissible or advisable at the time or if Participant otherwise fails to effect a timely sales authorization as required by this Agreement, then the Company may, in its sole discretion, elect either to defer the issuance of the Shares until such sale-to-cover transaction can be effected in accordance with Participant’s executed sale directive or to collect the applicable Withholding Taxes through Participant’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes or by withholding such amount from other wages payable to Participant. In no event shall any Shares be issued in the absence of an arrangement reasonably satisfactory to the Company for the satisfaction of the applicable Withholding Taxes and in compliance with any applicable requirements of Code Section 409A.
(g)Except as otherwise provided in Paragraph 5, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in Shares. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued at the time the Award vests (including any Shares issued in settlement of phantom dividend equivalents) shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.
(h) The Company shall collect the Withholding Taxes with respect to phantom dividend equivalents distributed in a form other than Shares by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion.
(i)Notwithstanding the foregoing provisions, to the extent Participant is subject to taxation in the United States, the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting (as determined under applicable tax laws) of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from Participant no later than the last business day of the calendar year in which those Shares or other amounts vest (as determined under applicable tax laws) hereunder. Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, Participant shall, if so requested by the Company, on or before the last business day of the calendar year in which such Shares or other amounts vest, deliver to the Company a check payable to its order (or a wire transfer of funds to the Company) in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. Alternatively, the Company may, in its sole discretion, elect to withhold the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts from other wages payable to Participant, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion. The provisions of this Paragraph 7(i) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).
8.Leaves of Absence. For purposes of applying the various vesting provisions of this Agreement, the Administrator, in its sole discretion, may determine that Participant shall be deemed to cease Continuous Service and Employee status on the commencement date of any leave of absence and not remain in Continuous Service or Employee status during the period of that leave, except to the extent otherwise required under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any or pursuant to the following policy:
Participant shall receive Continuous Service credit for such vesting purposes for (i) the first three (3) months of an approved personal leave of absence and (ii) the first seven (7) months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence.
In no event, however, shall Participant be deemed, for vesting purposes hereunder, to remain in Continuous Service or Employee status beyond the earliest of (i) the expiration date of that leave of absence, unless Participant returns to active Continuous Service or Employee status on or before that date, (ii) the date Participant’s Continuous Service or Employee status actually terminates by reason of his or her voluntary or involuntary termination or by reason of his or her death or Permanent Disability or (iii) the date Participant is deemed to have a Separation from Service.
9.Compliance with Laws and Regulations.
(a)The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all Applicable Laws relating thereto, as determined by counsel for the Company.
(b)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Award shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its reasonable best efforts to obtain all such approvals.
10.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and Participant’s country or his or her broker’s country, if different, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before he or she possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and Participant should speak with his or her personal legal advisor on this matter.
11.Deferred Issuance Date. Notwithstanding any provision to the contrary in this Agreement, to the extent Participant is subject to taxation in the United States and this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then the following limitation shall apply:
    No Shares or other amounts which become issuable or distributable under this Agreement upon Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death.
    To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
    Each installment of Shares issuable pursuant to this Agreement shall be treated as a separate payment for purposes of Code Section 409A.
12.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most current address then indicated for Participant on the Company’s employee records or shall be delivered electronically to Participant through the Company’s electronic mail system or through the on-line brokerage firm authorized by the Company to effect the sale of the Shares issued hereunder. All notices shall be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
13.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate.
14.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
15.Governing Law and Venue.
(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.
(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of the Restricted Stock Units is made and/or to be performed.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.Acknowledgment of Nature of Plan and Award. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the Award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Related Entity and shall not interfere with the ability of the Company, the Employer or any Related Entity, as applicable, to terminate Participant’s employment or service relationship (if any);
(e)Participant’s participation in the Plan is voluntary;
(f)the Award and the Shares subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with any certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s Continuous Service by the Employer or the Company (or any Related Entity) (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award, Participant irrevocably agrees not to institute any claim against the Company, the Employer or any Related Entity, waives his or her ability, if any, to bring any such claim and releases the Company, the Employer and any Related Entity from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)unless otherwise agreed with the Company in writing, the Award and the Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of the Company or a Related Entity;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)the following provisions apply only if Participant is providing services outside the United States:
(i)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose;
(ii)Participant acknowledges and agrees that neither the Company, the Employer nor any Related Entity shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
18.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Restricted Stock Units.
19.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or other Participants.
Data Privacy.
(a)Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.

(b)Declaration of Consent. Participant understands that he or she needs to review the following information about the processing of his or her personal data by or on behalf of the Company, the Employer and/or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare his or her consent. As regards the processing of Participant’s Personal Data in connection with the Plan and this Agreement, Participant understands that the Company is the controller of his or her Personal Data.
(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Participant for the purposes of allocating Shares and implementing, administering and managing the Plan. Participant understands that this Personal Data may include, without limitation, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor. The legal basis for the processing of Participant’s Personal Data, where required, will be his or her consent.
(d)Stock Plan Administration Service Providers. Participant understands that the Company transfers his or her Personal Data, or parts thereof, to E*TRADE Financial Services, Inc. (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s Personal Data with such different service provider that serves the Company in a similar manner. Participant understands and acknowledges that the Company’s service provider will open an account for him or her to receive and trade Shares acquired under the Plan and that he or she will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.
(e)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE Financial Services, Inc., are based in the United States. Participant understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies solely if and to the extent that companies self-certify and remain self-certified under the EU/U.S. Privacy Shield program. The Company does not currently participate in the EU/U.S. Privacy Shield Program. The Company’s legal basis for the transfer of Participant’s Personal Data is his or her consent.
(f)Data Retention. Participant understands that the Company will use his or her Personal Data only as long as is necessary to implement, administer and manage his or her participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Participant understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Participant’s Personal Data for any of the above purposes, Participant understands the Company will remove it from its systems.
(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Participant understands that his or her participation in the Plan and his or her consent is purely voluntary. Participant may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If Participant denies or later withdraws his or her consent, the Company can no longer offer Participant participation in the Plan or offer other equity awards to Participant or administer or maintain such awards and Participant would no longer be able to participate in the Plan. Participant further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that Participant would merely forfeit the opportunities associated with the Plan.
(h)Data Subject Rights. Participant understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where Participant is based and subject to the conditions set out in the applicable law, Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about him or her and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about him or her that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of his or her objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of his or her Personal Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Participant’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or his or her employment and is carried out by automated means. In case of concerns, Participant understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Participant’s rights, Participant understands that he or she should contact his or her local human resources representative.
20.Plan Prospectus. The official prospectus for the Plan is available on the Company’s intranet at: GNet > Employee Resources > Stock Awards > Plan Documents. Participant may also obtain a printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.
21.Language. By electing to accept this Agreement, Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant, to understand the terms and conditions of this Agreement. Further, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any Shares be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance.
24. Foreign Account / Assets Reporting. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset and/or account reporting requirements that may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or phantom dividend equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant is responsible for knowledge of and compliance with any such regulations and should speak with his or her own personal tax, legal and financial advisors regarding same.
25.Addendum. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of this Agreement.
26.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources

By Participant’s electronic acceptance and the signature of the Company’s representative above, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, including the terms and conditions set forth in any Addendum to the Agreement for Participant’s country. Participant has reviewed the Plan and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Agreement and fully understands all provisions of the Plan and Agreement.

APPENDIX
DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.Addendum shall mean the addendum to this Agreement setting forth special terms and conditions for Participant’s country.
B.Administrator shall mean the Compensation Committee of the Board (or a subcommittee thereof) acting in its capacity as administrator of the Plan.
C.Agreement shall mean this Global Restricted Stock Unit Issuance Agreement.
D.Applicable Acceleration Period shall have the meaning assigned to such term in Section 2(b) of the Plan and shall be determined on the basis of Participant’s status on the Change in Control date.
E.Applicable Laws shall mean the legal requirements related to the Plan and the Award under applicable provisions of the federal securities laws, state corporate and securities laws, the Code, the rules of any applicable Stock Exchange on which the Common Stock is listed for trading, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
F.Award shall mean the award of Restricted Stock Units made to Participant pursuant to the terms of this Agreement.
G.Award Date shall mean the date the Restricted Stock Units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
H.Board shall mean the Company’s Board of Directors.
I.Cause shall have the meaning given to the term “Cause” in any effective employment agreement between the Participant and the Company or a Related Entity, or if none, shall mean the termination of Participant’s Continuous Service as a result of Participant’s (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that Participant has committed a felony under the laws of the United States or of any State or a crime involving moral turpitude, including (without limitation) fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment to Participant at the expense of the Company or a Related Entity; (ii) material breach of any agreement entered into between Participant and the Company or a Related Entity that impairs the Company’s or the Related Entity’s interest therein; (iii) willful misconduct, significant failure to perform his or her duties or gross neglect of his or her duties; (iv) engagement in any activity that constitutes a material conflict of interest with the Company or a Related Entity; or (v) reasons that are comparable to Cause under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any.

J.Change in Control shall mean a change in ownership or control of the Company effected through the consummation of any of the following transactions:
(i)a sale, transfer or other disposition of all or substantially all of the Company’s assets;
(ii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders or an acquisition, consolidation or other reorganization to which the Company is a party; or
(iii)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Company’s incorporation or to create a holding company structure pursuant to which the Company becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to the formation of such entity.
K.Code shall mean the U.S. Internal Revenue Code of 1986, as amended.
L.Common Stock or Shares shall mean shares of the Company’s common stock.
M.Company shall mean Gilead Sciences, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Gilead Sciences, Inc. which shall by appropriate action adopt the Plan.

N.Constructive Termination shall have the meaning assigned to such term in Section 11(d) of the Plan.
O.Consultant shall mean any person, including an advisor, who is compensated by the Company or any Related Entity for services performed as a non-employee consultant; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include a member of the board of directors of a Related Entity.
P.Continuous Service shall mean the performance of services for the Company or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, Director or Consultant. For purposes of this Agreement, Participant shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Company or any Related Entity or (ii) the entity for which Participant is performing such services ceases to remain a Related Entity of the Company, even though Participant may subsequently continue to perform services for that entity. Subject to the foregoing and any applicable limitations of Code Section 409A, the Administrator shall have the exclusive discretion to determine when Participant ceases Continuous Service for purposes of the Award.
Q.Director shall mean a member of the Board.
R.Employee shall mean any person who is in the employ of the Company (or any Related Entity), subject to the control and direction of the Company or Related Entity as to both the work to be performed and the manner and method of performance.
S.Employer shall mean the Company or the Related Entity employing or retaining Participant.
T.Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock (or the closing bid, if no sales were reported) on that date, as quoted on the Stock Exchange that is at the time serving as the primary trading market for the Common Stock; provided, however, that if there is no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
U.1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
V.Normal Vesting Schedule shall mean the schedule set forth in Paragraph 1 of the Agreement, pursuant to which the Restricted Stock Units and the underlying Shares are to vest in a series of installments over Participant’s period of Continuous Service.

W.Parent shall mean a “parent corporation,” whether now existing or hereafter established, as defined in Section 424(e) of the Code.
X.Participant shall mean the person to whom the Award is made pursuant to the Agreement.
Y.Plan shall mean the Company’s 2004 Equity Incentive Plan, as amended and restated from time to time.
Z.Permanent Disability shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or to be of continuous duration of twelve (12) months or more. The Administrator shall have exclusive discretion to determine when Permanent Disability has occurred for purposes of this Agreement.
AA. Qualifying Change in Control shall mean a change in the ownership of the Company, a change in the effective control of the Company or a change in ownership of a substantial portion of the Company’s assets, with each such event to be determined in accordance with the requirements for a change in control event set forth in Section 1.409A-3(i)((5) of the Treasury Regulations; provided, however, that a change in the effective control of the Company will only be deemed to occur if there is an acquisition, within the applicable twelve (12)-month period, of ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.
BB. Related Entity shall mean (i) any Parent or Subsidiary of the Company and (ii) any corporation in an unbroken chain of corporations beginning with the Company and ending with the corporation in the chain for which Participant provides services as an Employee, Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making this Award to Participant.
CC. Restricted Stock Unit shall mean the Award in the form of a contractual right to receive Shares under this Agreement which will entitle Participant to receive one actual share of Common Stock per Restricted Stock Unit upon the satisfaction of the Continuous Service vesting requirements applicable to such Award.
DD. Separation from Service shall mean Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services such person rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such services). Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Company, as determined in accordance with Sections 414(b) and 414(c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. In addition, the following special provisions shall be in effect for any leave of absence taken by Participant while this Award is outstanding:
(i)Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to incur a Separation from Service upon the expiration of the initial six (6) - month period of that leave, unless Participant retains a right to re-employment under Applicable Law or by contract with the Company (or any Parent or Subsidiary or other Related Entity).
(ii)Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under Applicable Law or by contract with the Company (or any Parent or Subsidiary or other Related Entity). For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his position of employment with the Company (or any Parent or Subsidiary or other Related Entity) or any substantially similar position of employment.
EE. Share Withholding Method shall mean an automatic Share withholding procedure pursuant to which the Company will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of the applicable Withholding Taxes.
FF. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

GG. Subsidiary shall mean a “subsidiary corporation,” whether now existing or hereafter established, as defined in Section 424(f) of the Code.
HH. Withholding Taxes shall mean any and all income taxes (including U.S. federal, state, and local tax and/or foreign income taxes) and the employee portion of the federal, state, local and/or foreign employment taxes (including social insurance, payroll tax, payment on account or other tax-related items) required or permitted to be withheld by the Company in connection with any taxable or tax withholding event, as applicable, attributable to the Award or Participant’s participation in the Plan.